U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    STANGER                           KENT                 W.
--------------------------------------------------------------------------------
     (Last) (First) (Middle)

     1600 West Merit Parkway
--------------------------------------------------------------------------------
                                    (Street)
     South Jordan                      UT                  84095
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     (City) (State) (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Merit Medical Systems, Inc.    (MMSI)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4. Statement for Month/Year

     December 31, 2002
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5. If Amendment, Date of Original (Month/Year)


                                Page 1 of 3 Pages

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below)
                   Chief Financial Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person

--------------------------------------------------------------------------------

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned


5. 6.
                                                       4.   Amount   of   Owner-
                                                       Securities  Acquired  (A)
                                                       or    Securities     ship
                                                       Disposed      of      (D)
                                                       Beneficially Form: 7.
                                        3.             (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               Transaction                                 of Issuer's   (D) or        Indirect
1.                     Transaction      Code                   (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date            (Instr. 8)      Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       Code    V               (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock
No Par Value           12/31/02        G(3)    V       70,000   D                                  D
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           12/31/02        G(3)    V       70,000   A                                  I(4)
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           12/31/02        S                5,000   D    $19.92                        I
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value                                                                        315,908         D
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                 Family limited
No Par Value                                                                         65,078         I        partnership
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                 401(k
No Par Value           N/A                                                           26,078         I        plan (1)
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                                 Emp stock pur-
No Par Value           N/A                                                            1,923         D        chase Plan(2)
---------------------------------------------------------------------------------------------------------------------------

                                Page 2 of 3 Pages

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================




                                                                                                           9.
                                                                                                           10.
                                                                                                           Number
                                                                                                           Owner-
                                                                                                           of
                                                                                                           ship
             2.                                                                                            Deriv-   of
             Conver-                           5.                              7.                          ative    Deriv-   11.
             sion                              Number of                       Title and Amount            Secur-   ative    Nature
             or                                Derivative    6.                of Underlying       8.      ities    Secur-   of
             Exer-                             Securities    Date              Securities          Price   Bene-    ity:     In-
             cise     3.                       Acquired (A)  Exercisable and   (Instr. 3 and 4)    of      ficially Direct   direct
             Price    Trans-   4.              or Disposed   Expiration Date                       Deriv-  Owned    (D) or   Bene-
1.           of       action   Trans-          of (D)        (Month/Day/Year)            Amount    ative   at End   In-      ficial
Title of     Deriv-   Date     action          (Instr. 3,                                or        Secur-  of       direct   Owner
Derivative   ative    (Month  /Code            4 and 5)      Date     Expira-            Number    ity     Year     (I)      -ship
Security     Secur-   Day/     (Instr. 8                     Exer-    tion               of        (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code    V      (A)   (D)      cisable  Date     Title     Shares    5)      4)       4)       4)

===================================================================================================================================
Non-qualified $3.68   N/A                                   09/30/99  03/31/04 Common                      15,625    D
stock options                                               (7)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $3.76   N/A                                   05/26/99  05/26/04 Common                      11,719    D
stock options                                                                  Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $4.1997 N/A                                   04/23/00  10/23/04 Common                      13,673    D
stock options                                               (8)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $2.88   N/A                                   05/24/00  05/24/05 Common                      11,719    D
stock options                                                                  Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $2.88   N/A                                   01/24/01  05/24/05 Common                      31,250    D
stock options                                                                  Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $3.68   N/A                                   02/12/02  02/12/11 Common                      31,250    D
stock options                                               (9)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $5.0624 N/A                                   05/23/01  05/23/11 Common                      15,625    D
stock options                                                                  Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $13.528 N/A                                   12/08/02  12/08/11 Common                      25,000    D
stock options                                               (5)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $16.99  N/A                                   05/23/02  05/23/12 Common                     10,000     D
stock options                                                                  Stock
(Right to Buy)
===================================================================================================================================


Explanation of Responses:
(1) Represents plan holdings as of 10/28/02 (2) Represents Plan (3) Gift to family limited partnership
(4) This report shall not be deemed an admission that the reporting person is the beneficial owner of the securities held by the K.W.S. Properties LC
(5) Becomes  exercisable in equal  installments  of 20% commencing  12/08/02 (7)
    Becomes  exercisable in equal  installments  of 20% commencing  09/30/99 (8)
    Becomes exercisable in equal installments of 20% commencing 04/23/00 (9) Becomes exercisable in equal installments of 20% commencing 04/12/02

/s/ KENT W. STANGER                              01/03/03
-----------------------------------              -----------
      **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                Page 3 of 3 Pages